FOR IMMEDIATE RELEASE
                                                            CONTACT JERRY BACALL
                                                                  (800) 963-6533


Attention:  Business  Editors

             GLOBAL MATERIALS & SERVICES, INC. ANNOUNCES COMPLETION
              OF INSTALLMENT AGREEMENT WITH IRS AND RESTATEMENT OF
                              FINANCIAL STATEMENTS

(SAN  DIEGO,  CA)  (APRIL  18,  2005)  -  Global  Materials  &  Services,  Inc.
(OTCBB:GBMS) announced today that they have completed the payments on their installment agreement with the Internal Revenue Service for back payroll taxes.

Global Materials also announced today that they filed a Form 8-K with the Securities and Exchange Commission disclosing that the Board of the Directors of the Company has determined that the financial statements contained in the Company's Form 10-KSB for the fiscal year ended December 31, 2003, Forms 10-QSB for the second and third quarter of 2003, and all of Forms 10-QSB for the fiscal year ended December 31, 2004 should be restated.

The Board of Directors reached this conclusion on March 7, 2005, in consultation with, and upon the recommendation of, its Audit Committee and management of the Company. The Audit Committee and management have discussed the matters disclosed in this press release with the Company's independent auditors.

At this stage of the investigation by the Company's Board of Directors, it is too early to determine whether the Company's previously reported results of operations for the fiscal years ended December 31, 2003 and December 31, 2004 will be materially affected by this restatement. Since the investigation is ongoing, there can be no assurance that, upon completion of the investigation, the Board of Directors will not conclude, either for quantitative or qualitative reasons, that the Company's historical financial statements require restatement with respect to matters or periods beyond those discussed above. In such event, there can be no assurance that the amount of those additional adjustments will not be material individually or in the aggregate.

Randy W. Betts, Comptroller and director of GMSI, said "We have made our final installment payment with the Internal Revenue Service and are now completely current on all payroll taxes. We are proud to state that we have paid over $650,000 since January 2003 to pay our tax liabilities from previous years in full and are now completely current with the Internal Revenue Service." On the matter of the restatement of the financial statements, Mr. Betts said, "We have thoroughly reviewed this situation and after consultation with, and upon the recommendation of, our Audit Committee and management of the Company, we have determined that we need to restate our financial statements for the periods already mentioned. We expect these restated financial statements to be filed with the SEC by the middle of May and are not yet sure what impact they will have on our financial statements."


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About Global Materials & Services, Inc.

Global Materials & Services, Inc. (OTCBB:GBMS) - is in the business of developing, manufacturing and marketing a line of fire-retardant products including both interior and exterior fire retardants. Global Materials &
Services, Inc. also designs new technology for the fire resistive applications that are being mandated by local, state and governmental agencies. Additionally, the company is active in the construction industry as sub-contractors for fire stop and fire film installations.

Safe Harbor for Forward-Looking Statements: Except for historical information contained herein, the statements in this news release are forward-looking statements that involve risks and uncertainties and are made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in the future periods to differ materially from forecasted results.


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